Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into March 1, 2013,  is by and between Dynamic Materials Corporation, a Delaware corporation (the “Company”), and Kevin T. Longe, a resident of the State of Colorado (“Executive”) (together, the “parties”).

Recitals

A.                                    Executive has significant experience in the management of companies and is willing to serve the Company on the terms and subject to the conditions hereinafter set forth.

B.                                    Executive has served as Chief Operating Officer and Executive Vice President of the Company since July 17, 2012.  The Company desires to secure the continued services of Executive in the office of President and Chief Executive Officer subject to the terms and conditions hereinafter set forth.

C.                                    This agreement replaces, in its entirety, that certain Employment Agreement between the Company and Executive dated June 8, 2012 (the “2012 Agreement”).

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Employment.  The Company hereby employs Executive as President and Chief Executive Officer of the Company reporting to the board of directors of the Company, and Executive hereby accepts such employment and agrees to perform such duties and responsibilities as are assigned to him from time-to-time by the board of directors of the Company.

2.                                      Full-time Best Efforts.  Executive shall devote his full and exclusive professional time and attention to the performance of his obligations under this Agreement, and will at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of this obligations hereunder.  Executive shall not, without the express written consent of the Company, directly or indirectly, engage, alone or with others, in any other enterprises or business concerns, nor render professional services to, own, control, manage, consult with, be employed by, or otherwise have an interest in, any such enterprises or concerns, during the term of his continued employment with the Company.  Without limiting the generality of any other provision herein, transactions in securities of publicly traded companies and other passive investment activities shall not be considered prohibited by the foregoing sentence, except as such transactions and activities may violate the Company’s conflict of interest policy, if any, in place from time to time.

3.                                      Term of Agreement.  This agreement shall be effective March 1, 2013 (the “Effective Date”) and shall continue unless otherwise terminated by either party pursuant to Section 5 below.

4.                                      Compensation Reimbursement.

(a)                                 Salary.  During the term of this Agreement, the Company shall pay Executive an annual salary (“Salary”) of $430,000 payable in accordance with the Company’s standard payroll practices for similarly situated employees.  The compensation committee of the Company’s board of directors (the “Compensation Committee”) will review Executive’s Salary at least annually and may increase (but not reduce) Executive’s Salary in its sole discretion.  All compensation paid to Executive hereunder is subject to all deductions required by law.

(b)                                 Bonus.  Executive shall be eligible to receive a discretionary annual bonus in an amount up to 100% of Executive’s Salary.  The discretionary bonus will be determined based on performance goals and rules established by the Compensation Committee and a portion of such bonus may be granted under the Company’s 2008 Performance-Based Plan.  The discretionary bonus, if any, will be payable before each March 15 of the following year.  Executive is not guaranteed any bonus payment.

(c)                                  Restricted Stock Award Upon Promotion.  Upon the Effective Date, the Company will grant you a restricted stock award of 30,000 shares of common stock of the Company.  All restricted stock will be valued at the closing price on the date of the award and the restrictions will lapse as to 10,000 on each of the first, second, and third anniversary of the date of the award.  The restricted stock will be awarded pursuant, and subject to, the terms and conditions of the Company’s 2006 Stock Incentive Plan (the “Incentive Plan”) and the Company’s standard form of restricted stock agreement.

(d)                                 Stock Incentives.  Executive shall be eligible to receive restricted shares of the common stock of the Company under the Incentive Plan subject to the terms and conditions of such plan and as granted by the Compensation Committee.  If the Company terminates Executive’s employment for any reason other than Cause pursuant to Section 5(b), all restricted stock held by Executive shall immediately vest, subject to the terms and conditions of the Incentive Plan.

(e)                                  Benefits.  Executive shall receive the following Company benefits:

(i)                                     term life insurance coverage in the amount of $750,000 which is in addition to the standard term life insurance provided in the Company’s standard benefit plan;

(ii)                                  participation in the Company’s executive long-term disability plan, subject to any waiting periods or exclusions required by the insurance provider;

(iii)                               four weeks of vacation per year until such time as Executive’s length of service entitles Executive to additional vacation;

(iv)                              participation in the Company’s standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holidays and certain other standard benefits provided by the Company;

(v)                                 participation in the Company’s 401(k) retirement plan; and

(vi)                              reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant to advise Executive.

(f)                                   Expense Reimbursement.  The Company shall reimburse Executive for all travel expenses and other disbursements incurred by Executive for or on behalf of the Company in the performance of his duties hereunder, subject to and in accordance with the Company’s expense reimbursement policies and procedures, as in effect from time-to-time.

5.                                      Termination.

(a)                                 The Company may terminate Executive’s employment at any time for Cause (as hereinafter defined), effective immediately upon written notice to Executive. Such notice shall specify that a termination is being made for Cause and shall state the basis therefor. Any termination under this subparagraph shall serve to relieve Executive of all his duties and authority on behalf of the Company as of the date such notice states the termination is to take effect.  All obligations of the Company to Executive hereunder shall terminate as of the effective date of any such termination, except for obligations accrued prior to such effective date.  For purposes of this Agreement, termination for “Cause” shall include any of the following that detrimentally affect the Company:

(i)                                     a willful and substantial breach by Executive of the terms of this Agreement between Executive and the Company that has a materially adverse effect on the business and affairs of the Company;

(ii)                                  the failure by Executive to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days, not caused by the Company or events out of the Executive’s control, after the Board of the Company has made a written demand for performance which specifically identities the manner in which he believes that Executive has not substantially performed his duties;

(iii)                               the commission by Executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Code of Ethics);

(iv)                              a conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or

(v)                                 an act of failure to act constituting fraud or dishonesty that compromises Executive’s ability to act effectively as a high-level executive of the Company.

(b)                                 The Company may terminate Executive’s employment for any reason other than Cause at any time upon the payment to Executive of (i) an amount equal to 18 months of Salary, which amount shall be payable in equal monthly payments (the “Termination Payments”), plus (ii) a bonus for such period equal to 150% of the amount of the average bonus (if any) paid to Executive for the three years preceding the termination (or, if shorter, the number of years employed by the Company); provided, that Executive shall execute a release, in the form attached to this Agreement, releasing the Company from all claims as a condition of receiving the Salary and bonus (if any) pursuant to this Agreement.  Such amounts received under this provision shall be reduced to the extent that Executive accepts other employment prior to the receipt of the final Termination Payment.  Any termination under this subparagraph shall serve to relieve Executive of all his duties and authority on behalf of the Company as of the date such notice states the termination is to take effect.  All obligations of the Company to Executive under this Agreement shall terminate as of the effective date of any such termination, except for obligations accrued prior to such effective date.

(c)                                  Upon the termination of Executive’s employment hereunder, neither Executive nor Executive’s beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right to receive:

(i)                                     the unpaid portion of the earned Salary computed on a pro rata basis to the date of termination;

(ii)                                  any unpaid bonus owing under Section 4(b) or 5(b); and

(iii)                               reimbursement for any expenses for which Executive shall not have theretofore been reimbursed as provided in Section 4(e).

(d)                                 Notwithstanding any other provision of this Section 5, Executive shall have the right to terminate his employment at any time upon sixty (60) days’ written notice to the Company (or upon such shorter notice as the Company may agree in writing in connection with such termination). Any such termination by Executive shall be deemed effective upon receipt by the Company of such notice.  Any termination under this subparagraph shall be effective as of the date stated in the notice and shall serve to relieve both parties from all their duties and obligations to one another hereunder after such date, except for obligations accrued prior to such effective date.

(e)                                  If Executive dies during the term of his employment hereunder, this Agreement shall automatically terminate as of the date of his death and the parties shall be relieved from their respective duties and obligations to one another as of the effective date of any such termination.  Executive’s estate or designated beneficiaries shall receive any accrued but unpaid portion of Executive’s Salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination, payable at the same time as bonuses are paid to other executives and any other amounts owing to Executive under Section 5(c).  If Executive is unable to fully and satisfactorily perform any of the essential functions of his position by reason of disability, with or without reasonable accommodation as may be required under law, for a period of at least ninety consecutive calendar days, this Agreement and Executive’s employment hereunder may be terminated at the election of the Company, effective upon sixty days’ written notice given at any time after such consecutive ninety day period of continuous disability elapses, provided Executive continues to be suffering from such disability at the time notice of such termination is given by the Company.  In the event of termination under the previous sentence, the parties shall be relieved from their respective duties and obligations to one another from and after the date such termination takes effect.  Executive shall receive any accrued but unpaid portion of Executive’s Salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination, payable at the same time as bonuses are paid to other executives and any other amounts owing to Executive under Section 5(c).  Should

Executive’s disability, if any, be of an intermittent nature, the disability shall nonetheless be considered to be continuing during any period of time that the disability abates for seven or less consecutive calendar days, but any such intermittent periods during which the disability has abated for seven or less consecutive calendar days shall not be counted for purposes of determining the consecutive ninety day period of “continuous” disability following which the Company may elect to give notice of termination.

For purposes of this subparagraph (e), “disability” shall mean that Executive is unable, by reason of physical or mental sickness or illness, injury, or incapacity, to perform any of the essential functions of his regular employment by the Company.  Executive shall be considered to be suffering from a disability if he is determined to be disabled by any disability insurer insuring Executive on the date the condition of disability commenced.  In the event there is no disability determination made by a relevant insurer, Executive shall be considered to be suffering from a disability if, in the opinion of a qualified physician selected by mutual agreement of Executive and the Company, Executive is determined to be unable to perform any of the essential functions of his regular employment by the Company by reason of any physical or mental sickness, injury, or incapacity.  In the event Executive and the Company cannot agree upon the selection of a qualified physician, each party shall appoint a qualified physician of his or its choice and the two physicians so appointed shall mutually select a qualified physician to render the subject opinion as to whether or not Executive is suffering from a disability as defined above.  A “qualified physician” shall mean a person who is licensed to practice medicine and prescribe and administer prescription drugs and/or to perform surgery in the state of Executive’s residence at the time of the commencement of the believed disability (or is so licensed in such other state as the parties shall reasonably agree is a convenient place in which to examine Executive and/or review his medical records) and who is acting within the scope of his/her medical license and qualified by his/her licensure, certification, training or experience to render the subject opinion.

(f)                                   In the event of any termination of this Agreement in connection with which Executive is entitled by law or is allowed by the Company to continue his coverage under the Company’s health, dental, eye and other medical insurance policies, Executive shall be responsible for paying the cost of all insurance premiums and charges necessary to keep such coverage in force during any period of time that such coverage is so continued following termination.

(g)                                  (i) If a Change in Control Event (as defined below) shall occur, followed within one year by a Material Change (as defined below), the Executive shall, if he so elects by written notice to the Company within thirty days of a Material Change that is not corrected following notice, be entitled to terminate his employment, if not already terminated by the Company.  In that event, (A) the Executive shall receive in a lump sum, or otherwise as provided by Section 5(g)(ii), the sum of (1) an amount equal to two years of Salary, plus (ii) a bonus equal to 200% of the amount of the average bonus (if any) paid to Executive for the three years preceding the termination (or, if shorter, the number of years employed by the Company), and (B) the Executive shall be entitled to the accelerated vesting of all options (if any) and restricted stock awards.

(ii)                                  Notwithstanding anything to the contrary herein, if the aggregate amounts payable pursuant to Section 5(g)(i), either alone or together with any other payments which the Executive has the right to receive either directly or indirectly from the Company or any of its affiliates, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Executive hereby agrees that such aggregate amounts payable hereunder shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999. All determinations called for in this Section 5(g)(ii) shall be made by Ernst & Young LLP or such other independent public accounting firm with a national reputation as shall be selected by the Company. The Company shall bear all costs associated with obtaining such determinations.

(iii)                               For purposes of this Agreement, a “Material Change” shall occur if:

A.                                                            the Company makes any change in the Executive’s functions, duties or responsibilities from the positions that the Executive occupied on the Effective Date or, if the Agreement is renewed or extended, the date of the last renewal or extension, but only if such change would cause:

1)                                     the Executive to report to anyone other than the board of directors of the Company,

2)                                     the Executive to no longer be the Chief Executive Officer of the Company or its successor,

3)                                     even if the Executive maintains the position of Chief Executive Officer, his responsibilities to be reduced (without his written permission) from those in effect on the Effective Date,

4)                                     the Executive to be terminated other than for Cause, or

5)                                     the Executive’s position with the Company to become one of lesser importance or scope.

B.            the Company assigns or reassigns the Executive to another place of employment at least fifty miles from Boulder, Colorado;

C.                                                            the Company reduces the Executive’s Salary, and other compensation provided in this Agreement, or the Company breaches the terms of this Agreement; or

D.                                                            a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Agreement.

It is intended that each of the foregoing conditions will be applied consistently with the requirements of the regulations under Section 409A of the Internal Revenue Code.

(iv)                              “Change in Control Event” means the occurrence of any of the following:

A.                                    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control:  (1) any acquisition directly from the Company, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) of subsection (C) of this Section 5(g)(iv).

B.                                    Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

C.                                    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D.                                    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.                                      Proprietary Information and Non-Competition Agreements.  Executive shall continue to be bound from and after the date hereof by the terms of the Company Key Employee Proprietary Information and Inventions Agreement and the Non-Competition and Non-Solicitation Agreement, copies of which are attached as exhibits to the 2012 Agreement.

7.                                      Miscellaneous.

(a)                                 Judicial Limitation.  In the event that any provision of this Agreement is more restrictive than permitted by the law of the jurisdiction in which the Company seeks enforcement thereof, the provisions of this Agreement shall be limited only to that extent that a judicial determination finds the same to be unreasonable or otherwise enforceable. Such invalidity or unenforceability shall not affect any other terms herein, but such term shall be deemed deleted, and such deletion shall not affect the validity of the other terms thereof. In addition, if any one or more of the terms contained in this Agreement shall for any reason be held to be excessively broad or of an overly long duration, that term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. Moreover, notwithstanding any judicial determination that any provision of this Agreement is not specifically enforceable the parties intend that the Company shall nonetheless be entitled to recover monetary damages as a result of any breach hereof.

(b)                                 Injunctive Relief.  In view of the nature of the rights in goodwill, business reputation and prospects of the Company to be protected under this Agreement, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of his obligations hereunder. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

(c)                                  Waiver.  The failure of the Company to enforce at any time of the provisions of this Agreement or to require any performance by Executive of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

(d)                                 Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(e)                                  Binding Effect.  This Agreement shall be binding upon the parties, their successors, executors and heirs.

(f)                                   Assignability.  This Agreement shall be freely assignable by the Company and shall inure to the benefit of its successors and assigns.

(g)                                  Entire Agreement.  This Agreement, including the Key Employee Proprietary Information and Inventions Agreement and the Non-Competition Agreement referred to herein, and which are incorporated herein and made a part hereof by reference, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements or understanding (whether written or oral) with respect to the subject matter hereof.

(h)                                 Governing Law and Venue.  The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Colorado (without regard to its conflicts of law doctrines) and the venue for any action to enforce or to interpret this Agreement shall be in a court of competent jurisdiction located in the State of Colorado and each of the parties consent to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

(i)                                     Amendments.  This agreement may not be amended, altered or modified other than by a written agreement between the parties hereto.

(j)                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof shall bear the signatures of all the parties indicated as the signatories hereto.

(k)                                 Notices.  All notices, requests, demands and other communications under the Agreement shall be given in writing and shall be served either personally, by facsimile, by email or delivered by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed to the parties as noticed herein. Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three (3) days following mailing pursuant to this section.

If to Executive:

Kevin T. Longe

5405 Spine Road

Boulder, CO 80301

If to the Company:

Dynamic Materials Corporation

Attention: Chief Financial Officer

5405 Spine Road

Boulder, CO 80301

Facsimile:  (303) 604-1897

(l)                                     Interpretation.  Each party has had the opportunity and has reviewed and revised this Agreement (and has had an opportunity to consult with counsel if desired) and, therefore, the rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  The section headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

[Signature Page Follows]

Acknowledgment

Each party’s signature below acknowledges that the party has read this document fully, that the party fully understands and agrees to its contents and effect, that the party understands that it is a legally binding document, that the party is mentally and physically competent and capable of reading, understanding and signing this Agreement, and that the party has signed this document voluntarily and of its own free will, and not as a result of any pressure or coercion.  Each party’s signature below further acknowledges that the party has had the opportunity to consult with an attorney about the meaning and effect of the terms of this Agreement and that each party has in fact consulted with an attorney of the party’s own choosing about this Agreement.

This Agreement is executed as of the date first set above:

DYNAMIC MATERIALS CORPORATION

By:	/s/ Richard A. Santa
Richard A Santa
Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ Kevin T. Longe
Kevin T. Longe